Exhibit 99.1

STRATEX OIL & GAS HOLDINGS, INC. ACQUIRES WORKING INTERESTS IN JEFFREY LEASE LOCATED IN CALLAHAN COUNTY, TEXAS

Watertown, CT- Stratex OIl & Gas Holdings, Inc. (OTCQB-STTX) ("Stratex" or "the Company") announced today that it had acquired certain working interests in the Jeffrey Lease (the Lease"), located in Callahan County, TX. Stratex will conduct various drilling, workover and completion activity on the property. The Company will own a 64% working interest ("WI") and a 48.64% net revenue interest ("NRI") in what will initially encompass a 60 acre pooled tract. The seller will be entitled to a 12.5% back in WI (9.5% NRI), to be borne by all working interest owners. Stratex's after payout WI will be 56% (42.56% NRI).

All work to be done on the Lease will be of a fixed turnkey nature, wherein the Company will not be responsible for any cost overruns (if any), and would benefit from cost savings (if any). Stratex, as the majority WI owner, will initially have the right to participate in significant opertional decisions and observe all aspects of the initial work program. Total consideration to be paid by Stratex will include a cash payment of $308,800, plus the assignment to the seller of 150,000 shares of common stock. The purcahse was financed with existing cash on the Company's balance sheet.

The Lease currently includes 5 wellbores, of which 1 is active but currently shut in, 2 are former producers capable of conversion into injection/salt water disposal wells, and 2 are presently salt water disposal wells (one of which is capable of being converted back to producers status). The work program will be completed by yearend 2013. The 3 locations to be drilled by Stratex and other WI owners are all infill, within the productive limits of the EGN Field. The primary drilling objective of the 3 well infill program is the prolific King Sand, at a depth of approximately 1,500 feet. The consideration for the acquisition includes the entire cost of the work program. Upon completion of the work program, Stratex will have the right to assume the role of operator.

The Jeffrey Lease has produced continuously since the 1950s, and has cumed in excess of 200,000 barrels of oil to date. The Lease is a portion of the larger EGN Field, which has produced better than 2 million barrels of oil. All WI owners in the Lease have agreed to enter into a 16,000 acre Area of Mutual Interest ("AMI"), which is centered around the Jeffrey Lease.

Depending upon the results of the work program, this project and general geograhpic region could represent a new core focus area for Stratex. Stephen Funk, Chairman and CEO, stated, "Stratex is excited at the prospect of adding meaningful incremental production and proved reserves, due to this acquisition. There are also deeper pool opportunities along stacked pay reservoir systems for future potential exploitation. We will actively be seeking bolt-on properties in order to increase our footprint within this area. Stratex's management remain fully commited to increasing shareholder value."